PALMER SQUARE OPPORTUNISTIC INCOME FUND

AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

WHEREAS: Palmer Square Opportunistic Income Fund (the “Fund”) is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

The Fund desires to adopt a Plan to provide for shareholder servicing for the benefit of the Fund and the beneficial owners (the “Clients”) of the shares of the Fund; and

Palmer Square Capital Management, LLC, the investment advisor of the Fund (the “Advisor”) may serve as the Fund’s shareholder servicing agent;

NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts this Plan, as applicable, for the Shares on the following terms and conditions:

1.        The Fund, as applicable, may pay the Fund’s Advisor, as set forth in paragraph 3, for providing or for arranging for the provision by securities broker-dealers and other securities professionals (“Service Organizations”) of non-distribution personal shareholder services (“Shareholder Services”) to Clients, including but not limited to shareholder servicing provided by the Advisor, provided that such shareholder servicing is not duplicative of the servicing otherwise provided by any person with respect to the Shares. Alternatively, the Fund may pay Service Organizations directly for the provision of Shareholder Services.

2.        Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Fund; (b) aggregating and processing orders involving Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) preparing tax reports or forms on behalf of Clients; (e) forwarding communications from the Fund to Clients; (f) providing sub-accounting with respect to Shares or the information to the Fund necessary for sub-accounting; (g) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (h) providing such other similar services as the Advisor may reasonably request to the extent it or a Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.        The Fund shall pay the Advisor or a Service Organization, as applicable, for its services up to the maximum annual rate of the average daily net asset value of the Fund as set forth on Schedule A. The Fund may make such payments monthly, and payments to the Advisor or Service Organization may exceed the amount expended by the Advisor or Service Organization during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Advisor during a fiscal year exceed the amounts expended by the Advisor (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Fund any such excess. Payments by the Fund under this Shareholder Service Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Fund, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.        While this Plan is in effect, the Trust’s Co-Administrator shall report in writing at least quarterly to the Fund’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.        This Plan will be effective upon the approval of the Plan by a vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”). This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date of Board approval, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund’s Board of Trustees including the Independent Trustees. This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees.

Adopted on August 26, 2014

Amended on November 4, 2015

Schedule A

Fund/Class	Annual Rate	Approval Date
Palmer Square Opportunistic Income Fund	0.25%	08/29/2014